Conformed Copy











                    IWC RESOURCES CORPORATION








                          NOTE AGREEMENT





                    Dated as of March 1, 1994





                           $14,000,000

                        6.31% Senior Notes
                         Due March 1, 2001

                        TABLE OF CONTENTS

                                                             Page

SECTION 1.  DEFINITIONS; INTERPRETATION . . . . . . . . . . .   1
     1.1.  Definitions  . . . . . . . . . . . . . . . . . . .   1

SECTION 2.  DESCRIPTION OF NOTES AND COMMITMENT . . . . . . .  12
     2.1.  Description of Notes . . . . . . . . . . . . . . .  12
     2.2.  Commitment, Closing Date . . . . . . . . . . . . .  12

SECTION 3.  PREPAYMENT OF NOTES . . . . . . . . . . . . . . .  13
     3.1.  Optional Prepayments . . . . . . . . . . . . . . .  13
     3.2.  Prepayment Upon Occurrence of Prepayment Event . .  13
     3.3.  Notice of Prepayments  . . . . . . . . . . . . . .  14
     3.4.  Direct Payment . . . . . . . . . . . . . . . . . .  14

SECTION 4.  REPRESENTATIONS . . . . . . . . . . . . . . . . .  14
     4.1.  Representations of the Company . . . . . . . . . .  14
     4.2.  Representations of the Purchaser . . . . . . . . .  15

SECTION 5.  CLOSING CONDITIONS  . . . . . . . . . . . . . . .  17
     5.1.  Closing Certificate  . . . . . . . . . . . . . . .  17
     5.2.  Legal Opinions . . . . . . . . . . . . . . . . . .  17
     5.3.  Company's Existence and Authority  . . . . . . . .  17
     5.4.  Legality of Investment . . . . . . . . . . . . . .  17
     5.5.  Private Placement Number Application . . . . . . .  17
     5.6.  Satisfactory Proceedings . . . . . . . . . . . . .  17
     5.7.  Waiver of Conditions . . . . . . . . . . . . . . .  18

SECTION 6.  COMPANY COVENANTS . . . . . . . . . . . . . . . .  18
     6.1.  Corporate Existence, Etc.  . . . . . . . . . . . .  18
     6.2.  Insurance  . . . . . . . . . . . . . . . . . . . .  18
     6.3.  Taxes, Claims for Labor and Materials; Compliance
          with Laws . . . . . . . . . . . . . . . . . . . . .  18
     6.4.  Maintenance, Etc.  . . . . . . . . . . . . . . . .  19
     6.5.  Nature of Business . . . . . . . . . . . . . . . .  19
     6.6.  Fixed Charge Coverage. . . . . . . . . . . . . . .  19
     6.7.  Mergers and Consolidations . . . . . . . . . . . .  19
     6.8.  Sale of Assets . . . . . . . . . . . . . . . . . .  20
     6.9.  Adjusted Consolidated Net Worth. . . . . . . . . .  21
     6.10.  Repurchase of Notes.  . . . . . . . . . . . . . .  21
     6.11.  Transactions with Affiliates  . . . . . . . . . .  21
     6.12.  Reports and Rights of Inspection  . . . . . . . .  21
     6.13.  Cost of this Financing. . . . . . . . . . . . . .  24
     6.14.  Rule 144A Information.  . . . . . . . . . . . . .  25

SECTION 7.  EVENTS OF DEFAULT AND REMEDIES THEREFOR . . . . .  25
     7.1.  Events of Default  . . . . . . . . . . . . . . . .  25
     7.2.  Notice to Holders  . . . . . . . . . . . . . . . .  26
     7.3.  Acceleration of Maturities . . . . . . . . . . . .  27
     7.4.  Rescission of Acceleration . . . . . . . . . . . .  27

SECTION 8.  AMENDMENTS, WAIVERS AND CONSENTS  . . . . . . . .  28
     8.1.  Consent Required . . . . . . . . . . . . . . . . .  28
     8.2.  Solicitation of Noteholders  . . . . . . . . . . .  28
     8.3.  Effect of Amendment or Waiver  . . . . . . . . . .  29

SECTION 9.  MISCELLANEOUS . . . . . . . . . . . . . . . . . .  29
     9.1.  Note Register  . . . . . . . . . . . . . . . . . .  29
     9.2.  Exchange of Notes  . . . . . . . . . . . . . . . .  29
     9.3.  Loss, Theft, Etc. of Notes . . . . . . . . . . . .  29
     9.4.     Powers   and  Rights   Not  Waived;   Remedies
          Cumulative  . . . . . . . . . . . . . . . . . . . .  30
     9.5.  Notices  . . . . . . . . . . . . . . . . . . . . .  30
     9.6.  Successors and Assigns . . . . . . . . . . . . . .  31
     9.7.  Survival of Covenants and Representations  . . . .  31
     9.8.  Copies To Regulatory Bodies  . . . . . . . . . . .  31
     9.9.  Severability . . . . . . . . . . . . . . . . . . .  31
     9.10.  Substitution  . . . . . . . . . . . . . . . . . .  31
     9.11.  Governing Law . . . . . . . . . . . . . . . . . .  32
     9.12.  Captions  . . . . . . . . . . . . . . . . . . . .  32
     9.13.  Verification  . . . . . . . . . . . . . . . . . .  32

Schedule 1 (Purchaser Information)

     Exhibit A   (Form of Note)
     Exhibit B   (Company Closing Certificate)
     Exhibit  C-1   (Form  of  Opinion  of   Special  Counsel  to
Purchaser)
     Exhibit C-2 (Form of Opinion of Special Indiana Counsel
                    to the Purchaser)
     Exhibit D   (Form of Opinion of Counsel to the Company)

                          NOTE AGREEMENT

                  $14,000,000 6.31% Senior Notes
                        Due March 1, 2001

                                                      Dated as of
                                                    March 1, 1994



To the Purchaser named in
  Schedule I hereto which is
  a signatory to this Agreement


Gentlemen:

          The undersigned, IWC Resources Corporation, an Indiana corporation (the "Company"), agrees with you as follows:


SECTION 1.  DEFINITIONS; INTERPRETATION.

          1.1.    Definitions.    Unless  the  context  otherwise
requires, the terms set forth below shall have the meanings assigned thereto, and the following definitions shall apply to both the singular and plural forms of the defined terms:

          "Adjusted Consolidated Net Worth" shall mean, as of the date of any determination thereof, shareholders' equity, as shown on a consolidated balance sheet of the Company, less Restricted Investments that exceed ten percent (10%) of such amount of shareholders' equity.

          "Affiliate" shall mean any Person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (b) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (c) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

          "Business  Day"  shall  mean   any  day  other  than  a
Saturday, Sunday or other day on which banks in [Indianapolis, Indiana] are authorized to close.

          "Capitalized   Lease"   shall  mean   any   lease,  the
obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles.

          "Capitalized Rentals" shall mean as of the date of any determination the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which the Company or any Restricted Subsidiary is a lessee would be reflected as a liability on a consolidated balance sheet of the Company and its Restricted Subsidiaries.

          "Consolidated Current Assets" and "Consolidated Current Liabilities" shall mean such assets and liabilities of the Company and its Restricted Subsidiaries on a consolidated basis as shall be determined in accordance with generally accepted accounting principles to constitute current assets and current liabilities, respectively.

          "Consolidated Net Income" for any period shall mean the gross revenues of the Company and its Restricted Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied and after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

               (a) any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

               (b) the proceeds of any life insurance policy;

               (c)  net  earnings  and losses  of  any Restricted
          Subsidiary accrued prior to the date it became a Restricted Subsidiary;

               (d) net earnings and losses of any corporation (other than a Restricted Subsidiary), substantially all the assets of which have been acquired in any manner, realized by such other corporation prior to the date of such acquisition;

               (e) net earnings and losses of any corporation (other than a Restricted Subsidiary) with which the Company or a Restricted Subsidiary shall have consolidated or which shall have merged into or with the Company or a Restricted Subsidiary prior to the date of such consolidation or merger;

               (f) net earnings of any business entity (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest;

               (g)  any  portion  of  the  net  earnings  of  any
          Restricted   Subsidiary  which   for   any  reason   is
          unavailable for payment of dividends to the Company or any other Restricted Subsidiary;

               (h)  earnings  resulting  from   any  reappraisal,
          revaluation or write-up of assets;

               (i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

               (j) any gain arising from the acquisition of any Securities of the Company or any Restricted Subsidiary;
          and

               (k)  any  reversal  of  any  contingency  reserve,
          except   to   the  extent   that  provision   for  such
          contingency reserve shall have been made from income arising during such period.

          "Consolidated Working Capital" shall mean the excess of
Consolidated   Current   Assets    over   Consolidated    Current
Liabilities.

          "Current  Debt" of any Person shall mean as of the date
of  any  determination thereof  (1)  all  Indebtedness for  money
borrowed  other   than  Funded  Debt  of  such  Person  and  (ii)
Guaranties by such Person of Current Debt of others.

          "Default" shall mean any event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default as defined in
Section 7.1.

          "Environmental Legal Requirement" shall mean any applicable law, statute or ordinance relating to public health, safety or the environment, including, without limitation, any such applicable law, statute or ordinance relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of solid or hazardous wastes or Hazardous Substances or crude oil, fractious petroleum, petroleum derivatives or by-products or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to the property of the Company and its Subsidiaries or the operation, construction or modification of any thereof, including without limitation the following: the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances

Control Act, the Comprehensive Environmental Response Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Dis-posal Act, the Resource Conservation and Recovery Act as amended by the Solid and Hazardous Waste Amendments of 1984, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Solid Waste Disposal Act, and any state statutes addressing similar matters, and any state statute providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, fractious petroleum, petroleum derivatives or by-products and the rules or regulations promulgated thereunder.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer any successor sections.

          "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended, or Section 4001 of the ERISA.

          "Event of Default" shall have the meaning set forth  in
Section 7.1 hereof.

          "Fixed Charges" for any period shall mean on a consolidated basis the sum of (a) all Rentals (including all Rentals on Capitalized Leases) payable during such period by the Company and its Restricted Subsidiaries, and (b) all Interest Charges on all Indebtedness (other than Capitalized Rentals) of the Company and its Restricted Subsidiaries.

          "Funded Debt" of any Person shall mean (a) all Indebtedness for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not included in Consolidated Current Liabilities, (b) all Capitalized Rentals, and (c) all Guaranties of Funded Debt of others.

          "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (1) for the purchase or payment of such Indebtedness or obligation, (2) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or (c) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

          "Hazardous Substance" shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any statute, law, ordinance, rule or regulation of  any  local,  state,  regional  or  Federal  authority  having
jurisdiction   over  the   property  of   the  Company   and  its
Subsidiaries or its use, including but not limited to any material, substance or waste which is: (a) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Secs. 1317) as amended; (b) regulated as a hazardous waste under Section 1004 of the Federal Resource Conservation and Recovery Act (42 U.S.C. Secs. 6901 et seq.) as amended; (c) defined as a hazardous substance under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Secs. 9601 et seq.) as amended; or (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

          "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with generally accepted accounting principles shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (b) obligations secured by any lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the Event of Default are limited to repossession or sale of property, (d) Capitalized Rentals, and (e) Guaranties of obligations of others of the character referred to in this definition; provided, however, that Guaranties which are otherwise classified as liabilities on a balance sheet of a Person shall not be included in Indebtedness if such inclusion would result in such Guaranties being counted twice.

          "Interest Charges" for any period shall mean all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made. Computations of Interest Charges on a pro forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

          "Investments" shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

          "Long-Term Lease" shall mean any lease of real or personal property (other than a Capitalized Lease) having an original term, including any period for which the lease may be renewed or extended at the option of the lessor, of more than three years.

          "Make Whole Amount" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

          "Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 3.1 or 3.2 or that has become or is declared to be immediately due and payable pursuant to Section 7.3, as the context require.

          "Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

          "Reinvestment Yield" means, with respect to the Called Principal of any Note, 0.5% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such
          Called Principal, on the display designated as "Page 678" on the Telerate Access Service (or such other display as may replace Page 678 on Telerate Access Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or
          (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between reported yields.

          "Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

          "Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section

          3.1, 3.2 or 7.3

          "Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 3.1 or
          3.2 or which has become or is declared to be immediately due and payable pursuant to Section 7.3, as the context requires.

          "Minority Interests" shall mean any shares of stock of any class of a Restricted Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Restricted Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

          "Multiemployer Plan" shall have the same meaning as in ERISA.

          "Net Income Available for Fixed Charges" for any period shall mean the sum of (a) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income), (b) all provisions for any Federal, state or other income taxes made by the Company and its Restricted Subsidiaries during such period, and (e) Fixed Charges during such period.

          "Person"   shall   mean  an   individual,  partnership,
corporation,   trust  or   unincorporated  organization,   and  a
government or agency or political subdivision thereof.

          "Plan" means a "pension plan," as such term in defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

          "Prepayment Event" shall mean and include (i) any Acquisition by any Person or any Persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act (a "Group") of 20% or more of the total Voting Stock of the Company, (ii) the acquisition by the Company for cash, property or securities, in one transaction or a series of related transactions within a 12-month period, of more than 30% of the Voting Stock of the Company outstanding immediately prior to the commencement of such acquisition, (iii) the payment of a dividend or other distribution by the Company to its shareholders, in one transaction or a series of related transactions within a 12-month period, of cash, property or securities having an aggregate fair market value at the time of distribution that is 30% or more of the fair market value of the Voting Stock of the Company outstanding immediately prior to such distribution, or (iv) any Acquisition by any Person or Group of the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of the Company, through beneficial ownership of the Voting Stock or otherwise. For the purposes of this definition, "Acquisition" of the power or properties and assets stated in the preceding sentence means the earlier of (a) the actual possession thereof and (b) the consummation of any transaction or series of related transactions which, with the passage of time and if successful, would give such Person or Persons actual possession thereof.

          "Pro Forma Fixed Charges" for any period shall mean, as of the date of any determination thereof, the maximum aggregate amount of Fixed Charges which would have become payable by the Company and its Restricted Subsidiaries in such period determined on a pro forma basis giving effect as of the beginning of such period to the Incurrence of any Funded Debt (including Capitalized Rentals) and the concurrent retirement of outstanding Funded Debt or Current Debt or termination of any Capitalized Leases.

          "Purchasers"  shall  have  the  meaning  set  forth  in
Section 2.1 hereof.

          "QPAM  Exemption"  means  Prohibited Transaction  Class
Exemption 84-14 issued by the United States Department of Labor.

          "Rentals" shall mean and include as of the date of any determination thereof all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

          "Reportable Event" shall have the same meaning as in ERISA.

          "Restricted Investments" shall mean all Investments, other than Investments described in the following clauses (a) through (g):

          (a) Investments by the Company and its Restricted Subsidiaries in and to Wholly-owned Restricted Subsidiaries, including any Investment in a corporation which, after giving effect to such Investment, will become a Restricted

     Subsidiary; provided that Wholly-owned Restricted Subsidiary (or corporation which will become a Wholly-owned Restricted Subsidiary) has a primary line of business similar to one of the Company's principal lines of business on the date of the Agreement.

          (b) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary, is accorded the highest rating by Standard & Poor's Corporation, Moody's Investors Service, Inc. or another
     nationally  recognized  credit  rating  agency   of  similar
     standing;

          (c) Investments in direct obligations of the United States of America, or any agency or instrumentality of the United States of America, the payment or guaranty of which constitutes a full faith and credit obligation of the United States of America, in either case maturing in twelve months or less from the date of acquisition thereof;

          (d) Investments in certificates of deposit maturing within one year from the date of origin, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by the Company or a Restricted Subsidiary, rated in one of the two highest rating categories by Standard & Poor's Corporation or by Moody's Investors Service, Inc. or another nationally recognized rating agency;

          (e) loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Company or any Restricted Subsidiary;

          (f) receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Restricted Subsidiaries; and

          (g) Investments in direct obligations of any state of the United States, any subdivision or agency thereof or any municipality therein which are rated by a nationally recognized rating agency in one of the highest two rating classifications and maturing within three years of the date of acquisition thereof.

          "Restricted Subsidiary" shall mean any Subsidiary (a) which is organized under the laws of the United States or any state thereof; (b) which conducts substantially all of its business and has substantially all of its assets within the

United States; and (c) of which more than 80% (by number of votes) of the Voting Stock is owned by the Company and/or one or more Restricted Subsidiaries.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Security" shall  have the  same meaning as  in Section
2(1) of the Securities Act.

          The term "subsidiary" shall mean, as to any particular parent corporation, any corporation of which more than 50% (by number of votes) of the Voting Stock shall be owned by such parent corporation and/or one or more corporations which are themselves Restricted Subsidiaries of such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

          "Total Assets" shall mean as of the date of any deter-mination thereof the total amount of all assets of the Company and its Restricted Subsidiaries (less depreciation, depletion and other properly deductible valuation reserves), determined in accordance with generally accepted accounting principles.

          "Unrestricted Subsidiary" shall mean any Subsidiary which is not a Restricted Subsidiary.

          "Voting Stock" shall mean Securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

          "Wholly-owned" when used in connection with any Subsid-iary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Funded Debt or Current Debt shall be owned by the Company and/or one or more of its Wholly-owned Restricted Subsidiaries.

          1.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with generally accepted accounting principles, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

          1.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or action which a Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

SECTION 2.  DESCRIPTION OF NOTES AND COMMITMENT.

          2.1. Description of Notes. The Company will authorize the issue and sale of $14,000,000 aggregate principal amount of its 6.31% Senior Notes due March 1, 2001 (the "Notes") to be dated the date of issue, to bear interest from such date at the rate of 6.31% per annum, payable semiannually on the first day of each March and September in each year (commencing September 1,
1994) and at maturity and to bear interest on overdue principal (including any overdue optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 7.31% per annum after maturity, whether by acceleration or otherwise, until paid, to be expressed to mature on March 1, 2001, and to be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in Section 3 of this Agreement. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement and the separate agreements with the purchasers named in Schedule I hereto. You and the other purchasers named in Schedule I hereto are hereinafter sometimes referred to as the "Purchasers." The terms which are capitalized herein shall have the meanings set forth in
Section 1.1 hereof unless the context shall otherwise require.

          2.2. Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, the Notes of the Company at a price of 100% of the principal amount thereof set forth opposite your name in Schedule 1.

          Delivery of the Notes will be made at the offices of Bank One Indianapolis, 111 Monument Circle, 16th Floor, Indianapolis, Indiana 46277, Attention: Trust Cage, against payment therefor in Federal or other funds current and immediately available to the Company's account at National City Bank, Indianapolis, Indiana, for the account of IWC Resources Corporation, Account No. 6090519, in the amount of the purchase price at 10:00 A.M., Indianapolis time, on March 10, 1994 or such later date (not later than May 1, 1994) as the Company shall specify by not less than five Business Days' prior written notice to you (the "Closing Date"). The Notes delivered to you on the Closing Date will be delivered to you in the form of seven registered Notes, each in the amount of Two Million Dollars
($2,000,000), registered in your name or in the name of such nominee as you may specify and in substantially the form attached hereto as Exhibit A, all as you may specify at any time prior to the date fixed for delivery.

SECTION 3.  PREPAYMENT OF NOTES.

          No prepayment of the Notes may be made except to the extent and in the manner expressly provided in this Agreement.

          3.1.   Optional  Prepayments.    Upon  compliance  with
Section 3.3 and subject to the following limitations, the Company shall have the right to prepay the outstanding Notes, in whole but not in part, on any Optional Prepayment Date (defined in the next sentence) by payment of the principal amount of the Notes and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make Whole Amount, determined three Business Days prior to the date of such prepayment. "Optional Prepayment Date" means each March 1 and September 1, commencing March 1, 1997 and ending September 1, 2000.

          3.2. Prepayment Upon Occurrence of Prepayment Event. In the event that any Prepayment Event shall occur or the Company shall have knowledge of any proposed Prepayment Event, the Company will give written notice (the "Company Notice") in the manner provided in Section 9.5 of this Agreement of such fact to the holders of the Notes. The Company Notice shall be delivered promptly upon receipt of such knowledge by the Company and in any event no later than three Business Days following the occurrence of any Prepayment Event. The Company Notice shall (a) describe the facts and circumstances of such Prepayment Event in reasonable detail, (b) make reference to this Section 3.2 and the right of the holders of the Notes to require payment on the terms and conditions provided for in this Section 3.2, and (c) offer in writing to prepay the outstanding Notes, together with accrued interest to the date of prepayment and a premium equal to the Make Whole Amount. Each holder of the Notes shall have the right to accept such offer and require prepayment of the Notes held by such holder by written notice to the Company (the "Noteholder Notice") given in the manner provided in Section 9.5 of this Agreement within 30 days following receipt of the Company Notice specifying a date for payment (the "Prepayment Date") which Prepayment Date shall be not later than three Business Days after the date of the Noteholder Notice. The Company shall, on each Prepayment Date, make prepayments with accrued interest and a premium equal to Make Whole Amount on all Notes held by holders who have accepted such offer of prepayment.

          Without limiting the foregoing, notwithstanding any failure on the part of the Company to give the Company Notice herein required as a result of the occurrence of a Prepayment
Event, each holder of the Notes shall have the right to require the Company to prepay such holder's Notes in full, together with accrued interest thereon to the date of prepayment and a premium equal to the Make Whole Amount at any time within ninety days after such holder has actual knowledge of any such Prepayment Event. The Company agrees to make such prepayment on the date designated in the Noteholder's Notice delivered by such holder.

          3.3. Notice of Prepayments. The Company will give notice of any prepayment of the Notes to be made pursuant to
Section 3.1 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (a) such date, (b) the principal amount of the holder's Notes to be prepaid on such date, and (c) the estimated premium (including the calculation in respect thereof), if any, and accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with the premium, if any, and accrued interest thereon shall become due and payable on the prepayment date. The Company will also give written notice to each holder of the Notes, by telecopy or other same day written communication, setting forth the computation and amount of any premium payable in connection with such prepayment at least two Business Days prior to the date of such prepayment.

          3.4. Direct Payment. Notwithstanding anything to the contrary in this Agreement or the Notes, in the case of any Note owned by a Purchaser or its nominee or owned by any other institutional holder who has given written notice to the Company requesting that the provisions of this Section shall apply, the Company will promptly and punctually pay when due the principal thereof and premium, if any, and interest thereon, without any presentment thereof directly to such Purchaser or such subsequent institutional holder at the address of such Purchaser set forth in Schedule I or at such other address as such Purchaser or such subsequent institutional holder may from time to time designate in writing to the Company or, if a bank account is designated for the Purchaser on Schedule I hereto or in any written notice to the Company from a Purchaser or any such subsequent institutional holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account of such Purchaser or such institutional holder in any bank in the United States as such Purchaser or any such subsequent institutional holder may from time to time direct in writing.


SECTION 4.  REPRESENTATIONS.

          4.1. Representations of the Company. The Company represents and warrants that all representations set forth in the form of certificate attached hereto as Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

          4.2.  Representations of the Purchaser.

          (a) You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution (as such term is used in Section 2(ii) of the Securities Act) thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act, and that the Company is not required to register the Notes. Without limiting the foregoing, you agree that for a period of three years commencing on the date of original issuance of the Notes you will reoffer or resell the Notes purchased under this Agreement (i) only (A) to the Company, (B) pursuant to a transaction under and meeting the requirements of Rule 144A, as amended from time to time, promulgated under the Securities Act, (C) in an offshore transaction (as defined in Rule 902 of Regulation S under the Securities Act) to persons to whom offers and sales of the Notes may be made without registration under the Securities Act in reliance upon Regulation S thereunder, or (D) in accordance with another available exemption from the requirements of Section 5 of the Securities Act, and
     (ii) in the case of resales pursuant to subclauses (B), (C) or (D) of clause (i) above, after delivering to the Company a completed and signed Assignment Form attached to the Note. In the event of a resale described in subclause (B) of the foregoing clause (i), you agree that you and any person acting on your behalf will take reasonable steps to ensure that any purchaser of any Note from you is aware that you may be relying upon the exemption from the provisions of
     Section 5 of the Securities Act provided by Rule 144A.

          (b) You represent that at least one of the following statements is an accurate representation as to each source of funds to be used by you to pay the purchase price of the Notes purchased by you hereunder:

               (1) if you are an insurance company, no part of such funds constitutes assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest; or

               (2) if you are an insurance company, to the extent that any part of such funds constitutes assets allocated to any separate account maintained by you,
          (i) such separate account is a "pooled separate account" within the meaning of Prohibited Transaction Class Exemption 90-1, in which case you have disclosed to the Company the names of each employee benefit plan whose assets in such separate account exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account as of the date of such purchase (and for the purposes of this subdivision (2), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan), or (ii) such separate account contains only the assets of a specific employee benefit plan, complete and accurate information as to the identity of which you have delivered to the Company; or

               (3) either (x) all of such funds constitute assets of an "investment fund" (within the meaning of
          Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets which are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(g) of the QPAM Exemption are satisfied and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company, or (y) all of such funds constitute assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the
          meaning  of   Part  V  of  the   QPAM  Exemption),  the
          conditions of Part I(g) of the QPAM Exemption are satisfied and (i) the names of each employee benefit plan whose assets are included in such investment fund,
          (ii) the names of each employee benefit plan whose assets are included in such investment fund and whose assets, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM and (iii) the identity of such QPAM have each been disclosed to the Company; or

               (4) if you are other than an insurance company, all or a portion of such funds consists of funds which do not constitute assets of any employee benefit plan (other than a governmental plan exempt from the coverage of ERISA) and the remaining portion, if any, of such funds consists of funds which may be deemed to constitute assets of one or more specific employee benefit plans, complete and accurate information as to the identity of each of which you have delivered to the Company.

     As used in this Section 4.2, the terms "employee benefit plan," "governmental plan," "party in interest" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.


SECTION 5.  CLOSING CONDITIONS.

          Your obligation to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

          5.1. Closing Certificate. Concurrently with the delivery of Notes to you on the Closing Date, you shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Company substantially in the form attached hereto as Exhibit B, the truth and accuracy of which shall be a condition to your obligation to purchase the Notes proposed to be sold to you.

          5.2. Legal Opinions. Concurrently with the delivery of Notes to you on the Closing Date, you shall have received legal opinions from: (i) Sidley & Austin, who are acting as your special counsel in this transaction, (ii) Baker & Daniels, who are acting as your special Indiana counsel in this transaction, and (iii) John Davis, Esq., Vice President and General Counsel of the Company, each such opinion dated the Closing Date, each in form and substance satisfactory to you, and each covering the matters set forth in Exhibits C-1, C-2 and D, respectively, hereto.

          5.3. Company's Existence and Authority. On or prior to the Closing Date, you shall have received, in form and substance reasonably satisfactory to you and your special counsel, such documents and evidence with respect to the Company as you may reasonably request in order to establish the existence and good standing of the Company and the authorization of the transactions contemplated by this Agreement.

          5.4.  Legality  of Investment.   The Notes  to be  pur-
chased by you shall be a legal investment for you under the laws of each jurisdiction to which you may be subject.

          5.5.    Private  Placement  Number  Application.     An
application for issuance of a private placement number for the Notes shall have been made to Standard & Poor's Corporation.

          5.6. Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to you, and you shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

          5.7. Waiver of Conditions. If on the Closing Date the Company fails to tender to you the Notes to be issued to you on such date or if the conditions specified in this Section 5 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in this Section 5 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this Section 5.7 shall operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.


SECTION 6.  COMPANY COVENANTS.

          From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

          6.1. Corporate Existence, Etc. The Company will preserve and keep in force and effect, and will cause each Restricted Subsidiary to preserve and keep in force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business, provided that the foregoing shall not prevent any transaction permitted by Section 6.7.

          6.2. Insurance. The Company will maintain, and will cause each Restricted Subsidiary to maintain, to the extent commercially available, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.


          6.3. Taxes, Claims for Labor and Materials; Compliance with Laws.

          (a) The Company will promptly pay and discharge, and will cause each Restricted Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Restricted Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Restricted Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials; provided the Company or such Restricted Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (1) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Restricted Subsidiary or any material interference with the use thereof by the Company or such Restricted Subsidiary, and (2) the Company or such Restricted Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

          (b) The Company will promptly comply and will cause each Restricted Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all Environmental Legal Requirements, in each case where the failure to so comply could have a material adverse effect on the operations or financial condition of the Company or its Restricted Subsidiaries.

          6.4. Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Restricted Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

          6.5. Nature of Business. Neither the Company nor any Restricted Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Restricted Subsidiaries on the date of this Agreement.

          6.6. Fixed Charge Coverage. The Company shall maintain, as of the last date of each fiscal quarter of the Company, a ratio of Net Income Available for Fixed Charges for the four consecutive fiscal quarters ending on such date to Pro Forma Fixed Charges for the four consecutive fiscal quarters ending on such date of 2.0 to 1.0.

          6.7. Mergers and Consolidations. The Company will not, and will not permit any Restricted Subsidiary to, consolidate with or be a party to a merger with any other corporation or sell all of substantially all of its assets, provided, however, that the Company may consolidate or merge with any other corporation if (A) the surviving or continuing corporation shall be a corporation organized under the laws of the United States, any state thereof or the District of Columbia and having substantially all of its assets in the United States,
(B) the surviving or continuing corporation, if not the Company, shall assume, in an instrument executed and delivered to all the holders of Notes in form and substance satisfactory to the holder or holders of not less than 66-2/3% of the aggregate principal amount of the Notes at the time outstanding (exclusive of any Notes held by the Company, its Subsidiaries and their Affiliates), the due and punctual payment of the principal, Make

Whole Amount, if any, and interest on, the Notes and the due observance and performance of each of the covenants and other terms of this Agreement to be observed or performed by the Company, and the Notes, following such assumption, rank at least pari passu with all other outstanding senior indebtedness of the surviving or continuing corporation, (C) if the Company is not the continuing or surviving corporation, the Company shall have delivered to the holders of the Notes then outstanding an opinion of counsel, reasonably satisfactory in form and substance to the holders of at least 66-2/3% of the principal amount of the Notes then outstanding (exclusive of any Notes held by the Company, its Subsidiaries and their Affiliates), that any such merger complies with the terms hereof and the assumption is an enforceable obligation of the surviving or continuing corporation, and (D) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

          6.8. Sale of Assets. (a) The Company will not, and will not permit any Restricted Subsidiary to sell, lease, transfer or otherwise dispose of (collectively, a "Disposition") any asset, other than in the ordinary course of business, in one or a series of transactions to any Person, other than to the Company or any Restricted Subsidiary, unless (i) during any fiscal year, after giving effect to such Disposition, the aggregate book value of all such assets sold, leased, transferred or otherwise disposed of during such fiscal year shall not exceed 10% of the Total Assets of the Company and its Restricted
Subsidiaries as shown on the most recently available audited annual financial statements of the Company and its Restricted Subsidiaries, and (ii) after giving effect to such Disposition, no Default or Event of Default shall exist.

          (b) Notwithstanding the provisions of Section 6.8(a), the Company and its Restricted Subsidiaries may sell, transfer or otherwise dispose of assets if (i) the proceeds from the Disposition are used to reduce Funded Debt of the Company or a Restricted Subsidiary or are used to acquire other assets for the Company or a Restricted Subsidiary and such other assets are to be used in the operations of the Company or the Restricted Subsidiary for which they are acquired, and (ii) the period between the Disposition and the use of proceeds permitted by this Section does not exceed 180 days. For purposes of the foregoing, proceeds of a Disposition may be used for more than one purpose permitted by this Section and all such uses shall be considered in the aggregate. For purposes of subclause (ii), the Company shall not be required to "trace" the receipt and application of particular funds; however, unless Disposition proceeds are segregated pending application for a permitted use, the Company shall not be entitled to the benefit of the foregoing subclause
(ii) unless it maintains Consolidated Working Capital, at all times between the date of Disposition and the date of the permitted use of proceeds, of not less than the sum of (A) the amount cash proceeds from the Disposition and (B) 50% of the

Company's Consolidated Working Capital at the month-end next preceding the Disposition.

          6.9.   Adjusted  Consolidated Net  Worth.   The Company
will at  all times keep  and maintain  Adjusted Consolidated  Net
Worth at an amount not less than $65,000,000.

          In valuing any Investments for the purpose of applying the limitations set forth in this Section 6.9, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

          For purposes of this Section 6.9, at any time when a corporation becomes a Restricted Subsidiary, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Restricted Subsidiary, at such time.

          6.10.  Repurchase of Notes.  Neither the Company
 nor any Restricted Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless the offer has been made to repurchase Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case the Company repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be cancelled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the purchase or other acquisition of any Notes by the Company, any Restricted Subsidiary or any Affiliate, such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the holders of the Notes of any actions with respect hereto, including, without limitation, Section 7.3,
Section 7.4 and Section 8.1.

          6.11. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

     6.12. Reports and Rights of Inspection. The Company will keep, and will cause each Restricted Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Restricted
Subsidiary, in accordance with generally accepted accounting principles consistently maintained (except for changes disclosed in the financial statements furnished to you pursuant to this
Section 6.19 and concurred in by the independent public accountants referred to in Section 6.19(b) hereof), and will furnish to you so long as you are the holder of any Note and to each other institutional holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

          (a) Quarterly Statements. As soon as available and in any event within 60 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

               (1) consolidated balance sheets of the Company and its Restricted Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year,

               (2) consolidated statements of income and retained earnings of the Company and its Restricted Subsidiaries for such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, and

               (3) consolidated statements of cashflows of the Company and its Restricted Subsidiaries for the portion of the fiscal year ending with such quarter, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct, by an authorized financial officer of the Company;

          (b)   Annual Statements.   As soon as  available and in
     any event within 120 days after the close of each fiscal year of the Company, copies of:

               (1) consolidated balance sheets of the Company and its Restricted Subsidiaries as of the close of such fiscal year, and

               (2) consolidated statements of income and retained
          earnings  and  cash  flows   of  the  Company  and  its
          Restricted Subsidiaries for such fiscal year,

     in each case setting forth in comparative form the consoli-dated figures for the preceding fiscal year, all in reason-able detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the consolidated financial position of the Company and its Restricted

     Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with generally accepted accounting principles and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards;

          (c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Restricted
     Subsidiary;

          (d) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities ex-change or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceed-ings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries;

          (e) Officer's Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth, to the best of such officer's knowledge:
     (1) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Section 6.6 and
     Section 6.9, inclusive (and, if applicable, Section 6.8(b)), at the end of the period covered by the financial statements then being furnished, and (2) whether there existed as of the date of such financial statements and whether there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto; and

          (f)      Requested   Information.     With   reasonable
     promptness, such other data and information as you or any such institutional holder may reasonably request.

Without limiting the foregoing, the Company will permit you, so long as you are the holder of any Note, and each institutional holder of the then outstanding Notes (or such Persons as either you or such holder may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any Restricted Subsidiary, to examine all their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with you the finances and affairs of the Company and its Restricted Subsidiaries) all at such reasonable times and as often as may be reasonably requested. The Company shall not be required to pay or reimburse you or any such holder for expenses which you or any such holder may incur in connection with any such visitation or inspection.

          6.13.   Cost  of this  Financing.   Whether or  not the
transactions contemplated by this Agreement shall be consummated:

          (a) Payment of Fees and Expenses. The Company will pay all costs and expenses of the Purchaser in connection with this Agreement and the consummation of all transactions contemplated hereby, and all costs and expenses of the Purchaser and each other Noteholder relating to any future amendment or supplement to this Agreement or any of the
     Notes (or any proposal for such amendment or supplement) whether or not consummated, or any waiver or consent with respect thereto (or any proposal for such waiver or consent) whether or not consummated, including but not limited to reasonable out-of-pocket expenses, the cost of obtaining a private placement number for the Notes, the cost of all accounting services required hereby, all reasonable attorneys' fees (not to exceed $15,000 for legal services through the Closing Date), all stenographic or reproduction expenses relating to such transactions, and the cost of transmitting the Notes to the home office of the Purchaser or to such other address as may be requested by the Purchaser, and will pay the fees, expenses and disbursements of all counsel referred to in Section 5.2 for their services in connection therewith. The Company will not be required to pay the costs and expenses of any prospective transferee incurred in connection with such transferee's acquisition of any Notes, other than the cost of registering such Notes on the books of the Company and the cost of transmitting such Notes to such transferee.

          (b)   Reimbursement.   The  Company will  reimburse all
     costs and expenses described in  clause (a) of this  Section
     which  shall  have  been  paid  by  the  Purchaser  or   any
     Noteholder.

          (c) Indemnification for Fees, etc. The Company will pay and indemnify the Purchaser and every other Noteholder against all liability and loss with respect to (i) all claims for fees or commissions of brokers or finders with respect to any transaction contemplated by this Agreement, and (ii) all taxes, fees and other public charges payable in connection with the issuance of any of the Notes, or the execution, delivery and enforcement of this Agreement or any of the Notes, or any amendment or supplement to this Agreement.

          The obligations of the Company under this Section shall survive the payment or transfer of the Notes.

          6.14. Rule 144A Information. If the Company ceases to be a reporting company under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Company will furnish to each holder of Notes and any prospective purchaser designated by any such holder all information described in Rule 144A under the Securities Act, including such financial or other information as any holder of Notes or any Person designated by such holder may reasonably determine is required to permit such holder to comply with the requirements of Rule 144A in connection with the resale of Notes, in any such case promptly after the same is requested.


SECTION 7.  EVENTS OF DEFAULT AND REMEDIES THEREFOR.

          7.1.   Events of  Default.   Any  one  or more  of  the
following shall constitute an "Event of Default" as the term is used herein:

          (a) Default shall occur in the payment of interest on any Note for more than ten days after the same shall have become due; or

          (b) Default shall occur for more than ten days in the making of any payment of the principal of any Note or the premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

          (c) Default shall be made in the payment of the principal of or interest on any Funded Debt or Current Debt (other than the Notes) of the Company or any Restricted Subsidiary having an aggregate principal amount in excess of $1,000,000 and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

          (d) Default shall occur in the observance or per-formance of any covenant or agreement contained in this Agreement which is not remedied within 30 days after the earlier of (1) the date on which the Company first obtains knowledge of such Default and (2) the date on which written notice thereof is given to the Company by the holder of any Note; provided, however, that if a default occurs with respect to a covenant or agreement other than a covenant contained in Sections 6.6 through 6.9, no Event of Default shall occur at the end of the aforesaid 30-day period if the Company is diligently pursuing a remedy and (A) the default cannot reasonably be expected to have a material adverse effect on the operations or financial condition of the Company and its Restricted Subsidiaries, considered as a whole, and (B) the remedy is not within the control of the Company (if the remedy is within the control of the Company, the aforesaid 30-day period shall be deemed to be a 90-day period, assuming the other requirements of this proviso are met); or

          (e) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

          (f) Final judgment or judgments for the payment of money aggregating in excess of $1,000,000 is or are out-standing against the Company or any Restricted Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

          (g) The Company or any Restricted Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Restricted Subsidiary applies for or consents to the appointment of a custodian, trustee, liquidator, or receiver for the Company or such Restricted Subsidiary or for the major part of the property of either; or

          (h) A custodian, trustee, liquidator, or receiver is appointed for the Company or any Restricted Subsidiary or for the major part of the property of either and is not discharged within 30 days after such appointment; or

          (i) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are, instituted by or against the Company or any Restricted Subsidiary and, if instituted against the Company or any Restricted Subsidiary, are consented to or are not dismissed within 30 days after such institution.

          7.2. Notice to Holders. When any Event of Default described in the foregoing Section 7.1 has occurred, or if the holder of any Note or of any other evidence of Funded Debt or Current Debt of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three Business Days of such event to all holders of the Notes then outstanding.

          7.3. Acceleration of Maturities. When any Event of Default described in paragraph (a) or (b) of Section 7.1 has happened and is continuing, any holder of any Note may, and when any Event of Default described in paragraphs (c) through (f), inclusive, of said Section 7.1 has happened and is continuing, the holder or holders of 25% or more of the principal amount of Notes at the time outstanding may, by notice to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (g), (h) or (i) of Section 7.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent permitted by law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make Whole Amount, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of any Noteholder nor any delay or failure on the part of any Noteholder to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

          7.4.   Rescission of  Acceleration.  The  provisions of
Section 7.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (f), inclusive, of Section 7.1, the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annual such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

          (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

          (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under Section 7.3) shall have been duly paid; and

          (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to
     Section 8.1;

and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.


SECTION 8.  AMENDMENTS, WAIVERS AND CONSENTS.

          8.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least 66-2/3% in aggregate principal amount of outstanding Notes; provided that without the written consent of the holders of all of the Notes then outstanding, no such waiver, modification, alteration or amendment shall be effective (a) which will change the time of payment of the principal of or the interest on any Note or reduce the principal amount thereof or change the rate of interest thereon, or (b) which will change any of the provisions with respect to optional prepayments, or (c) which will change the percentage of holders of the Notes required to consent to any such amendment, modification or waiver of any of the provisions of this Section 8 or Section 7.

          8.2. Solicitation of Noteholders. The Company will not solicit, request or negotiate for or with respect to any proposed amendment, modification or waiver of any of the provisions of this Agreement or the Notes unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver effected pursuant to the provisions of this Section 8.2 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Notes as consideration for or as an Inducement to the entering into by any holder of the Notes of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding.

          8.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.


SECTION 9.  MISCELLANEOUS.

          9.1. Note Register. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the "Note Register"), and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided and under such reasonable regulations as it may prescribe, any Note issued pursuant to this Agreement.

          At any time, and from time to time, the holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the holder of such Note or its attorney duly authorized in writing.

          The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any Note shall be made to or upon the written order of such holder.

          9.2. Exchange of Notes. At any time and from time to time, upon not less than ten days' notice to that effect given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to Section 9.1, this Section 9.2 or
Section 9.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to the holder, except as set forth below, Notes for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, in the denomination of $100,000 or any amount in excess thereof as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

          9.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond or indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent institutional holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

          9.4. Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the holder of any
Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to and are not exclusive of any rights or remedies any such holder would otherwise have, and no waiver or consent, given or extended pursuant to Section 8 hereof, shall extend to or affect any obligation or right not expressly waived or consented to.

          9.5. Notices. All communications provided for here-under shall be in writing and, if to you, delivered or mailed by prepaid overnight air courier, or by facsimile communication, in each case addressed to you at your address appearing on Schedule I to this Agreement or such other address as you or the subsequent holder of any Note initially issued to you may designate to the Company in writing, and if to the Company, delivered or mailed by prepaid overnight air courier, or by facsimile communication, in each case to the Company at IWC Resources Corporation; 1220 Waterway Boulevard, Indianapolis, Indiana 46202, (telephone 317-263-6468, telecopier
317-263-6448), Attention: Executive Vice President, with a copy to the attention of the General Counsel, or to such other address as the Company may in writing designate to you or to a subsequent holder of the Note initially issued to you, or by facsimile communication; provided, however, that a notice sent by overnight air courier shall only be effective if delivered at a street address designated for such purpose in Schedule I in the case of a Purchaser and as herein set forth in the case of the Company and a notice sent by facsimile communication shall only be effective if made by confirmed transmission at a telephone number designated for such purpose in Schedule I in the case of a Purchaser and as herein set forth in the case of the Company or, in either case, as you or a subsequent holder of any Notes initially issued to you may designate to the Company in writing or at a telephone number herein set forth in the case of the Company.

          9.6. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive holder or holders of any Notes.

          9.7. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

          9.8. Copies To Regulatory Bodies. Each Noteholder may, if such Noteholder, in its sole discretion exercised in good faith, determines that it is appropriate or necessary, furnish copies of any financial statements and other certificates, reports or documents delivered to it pursuant to this Agreement to any regulatory body (including, without limitation, the National Association of Insurance Commissioners) or commission to whose jurisdiction such Noteholder may be subject.

          9.9. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

          9.10. Substitution. The Purchaser shall have the right to substitute any of its wholly-owned subsidiaries as Purchaser hereunder, by notice delivered to the Company, which notice shall be signed by both the Purchaser and such wholly-owned subsidiary, shall contain such wholly-owned subsidiary's agreement to be bound by this Agreement and shall contain confirmation by such wholly-owned subsidiary of the accuracy with respect to it of the representations set forth in
Section 4.2 (subject to any exception necessary to reflect the intention, if any, of such wholly-owned subsidiary to transfer to the Purchaser at a subsequent date all or any of the Notes to be acquired by such wholly-owned subsidiary). The Company agrees that upon receipt of such notice, all references to the Purchaser hereunder (other than in this Section 9.10) shall be deemed to refer to such wholly-owned subsidiary and that such wholly-owned subsidiary shall have the right to transfer the Notes acquired by it hereunder to the Purchaser subsequent to such purchase. In the event that a wholly-owned subsidiary of the Purchaser is substituted for the Purchaser in accordance with this
Section 9.10 and thereafter transfers its Notes or any portion thereof to the Purchaser, upon receipt by the Company of notice of such transfer, whenever the word Purchaser is used in this

Agreement (other than in this Section 9.10) such word shall be deemed to refer to such wholly-owned subsidiary only if it retains any portion of the Notes, and shall be deemed to refer to the Purchaser to the extent the Purchaser owns all or any portion of the Notes, and the Purchaser and such wholly-owned subsidiary (if it retains any Notes) shall each have all the rights which the original purchaser of Notes has under this Agreement.

          9.11.   Governing Law.   This  Agreement and  the Notes
issued and sold hereunder shall be governed by and construed in accordance with Indiana law.

          9.12.    Captions.   The  descriptive  headings of  the
various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

          9.13. Verification. The Purchaser and each other Noteholder shall be entitled to make such independent examinations as such person may deem reasonable, and to receive copies of all such instruments, certificates, opinions and other evidence as it may reasonably request, with respect to the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection therewith and for the purpose of verifying the accuracy of any certification which is made or required to be made pursuant to this Agreement.

          The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.


                                   IWC Resources Corporation


                                   By          /s/
                                        James T. Morris
                                        Chairman of the Board,
                                        President and Chief
                                        Executive Officer



Accepted and agreed to
as of March 1, 1994.


AMERICAN UNITED LIFE
  INSURANCE COMPANY

By        /s/
     Kent R. Adams
     Vice President

                                                  Amount of
          Names and Addresses of Purchasers;      Notes to be
          Payment Instructions                    Purchased


          American United Life                    $14,000,000
           Insurance Company                      (Seven (7)
          One American Square                     Notes, each
          P.O. Box 368                            issued in the
          Indianapolis, Indiana  46206-0368       amount of
          Telephone 317-263-1877                  $2,000,000)

          Tax I.D. Number:  35-0145825

          1.   In the case of payments on the Notes:

               By wire transfer of Federal or other immediately available funds (identifying each payment as to issuer, security and principal or interest) to:


               Bank One Indianapolis
               for the account of
               American United Life Insurance Company
               ABA #0740-0001-00
               Account #32032-50
               Trust Cage, 16th Floor
               111 Monument Circle
               Indianapolis, Indiana  46277
               Attn:  Securities Accounting


          2.   In the case of all communications:

               Attention:  Securities Department


               American United Life Insurance Company
               (Address and telephone above)
               Telecopier:  (317) 263-1225




                            SCHEDULE 1
                       (to Note Agreement)

                    IWC RESOURCES CORPORATION

               6.31% Senior Note Due March 1, 2001

No. R-

$


          IWC  Resources Corporation, an Indiana corporation (the
"Company"), for value received, hereby promises to pay to




                      or registered assigns
                         on March 1, 2001
                     the principal amount of

                                            DOLLARS ($          )
and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 6.31% per annum from the date hereof until maturity, payable semiannually on the first day of each March and September in each year commencing September 1, 1994, and at maturity. The Company agrees to pay interest on overdue principal (including any overdue prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the rate of 7.31% per annum after maturity, whether by acceleration or otherwise, until paid. The amounts described in the preceding sentence shall be payable semi-annually, as aforesaid (or at the option of the registered holder hereof on demand). The principal interest and premium, if any, in respect of this Note are payable at the principal office of the Company in Indianapolis, Indiana, or at such other place as the Company may designate by written notice to the holder of this Note as provided in the Note Agreement referred to below. If any amount of principal, premium, if any, or interest on or in respect of this Note becomes due and payable on any date which is not a Business Day, such amount shall be payable on the next preceding Business Day. "Business Day" means any day other than a Saturday, Sunday, statutory holiday or other day on which banks in Indianapolis, Indiana are required by law to close or are customarily closed.

          This Note is one of the 6.31% Senior Notes due March 1, 2001 of the Company in the aggregate principal amount of $14,000,000 issued or to be issued under and pursuant to the terms and provisions of the Note Agreement, dated as of March 1, 1994 (the "Note Agreement"), entered into by the Company with the original purchaser therein referred to and this Note and the

                            EXHIBIT A
                       (to Note Agreement)
holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreement to all the benefits and security provided for thereby or referred to therein, to which Note Agreement reference is hereby made for the statement thereof.

          This Note and the other Notes outstanding under the Note Agreement are subject to prepayment at the option of the Company prior to their expressed maturity dates on March 1 and September 1 of each year, commencing March 1, 1997, on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreement.

          This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

          If an Event of Default, as defined in the Note Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Agreement.

          This Note and said Note Agreement is governed by and construed in accordance with the laws of Indiana.


                                   IWC RESOURCES CORPORATION



                                   By

                         ASSIGNMENT FORM


To assign this Note fill in the form below:

The undersigned holder assigns and transfers this Note to


               (INSERT ASSIGNEE'S SOCIAL SECURITY
                       OR TAX I.D. NUMBER)








     (Print or type assignee's name, address and zip code)

and irrevocably appoints


                                                            agent
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

In connection with any transfer of the Note occurring prior to the date that is three years after the date of original issuance of the Notes, the undersigned holder confirms that this Note is being transferred:

     CHECK ONE BOX BELOW

     (1) [  ]  to the Company or a Subsidiary of the Company; or

     (2) [ ] to a "Qualified Institutional Buyer" (as defined in Rule 144A under the Securities Act), which person has been advised that the Note has been sold or transferred to it in reliance upon Rule 144A; or

     (3) [  ]  in   an  "Offshore  Transaction"  (as  defined  in
               Regulation S) to a transferee that is not, or that
               the undersigned  reasonably believes not to  be, a
               "U.S.  Person"  (as   defined  in  Regulation   S)
               pursuant to and  in accordance with the  exemption
               from   registration   provided  by   Regulation  S
               thereunder; or

     (4) [ ] to an institutional investor and an "accredited investor" (as defined in Regulation D under the Securities Act of 1933, as amended (the "Securities Act")) that is acquiring the Note for investment purposes and not for distribution; it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Notes, and it and any accounts for which it is acting are each able to bear the economic risk of its investment; it is acquiring the Note purchased by it for its own account or for one or more accounts as to each of which it exercises sole investment discretion. [If this box is checked, the Company may request, and if so requested the undersigned will furnish, such certificates and other information as may reasonably be required to confirm that any such transfer is exempt from the registration requirements of the Securities Act]; or

     (5) [ ] pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended, as described in the letter attached hereto and addressed to the Company. [If this box is checked, the Company may request, and if so requested the undersigned will furnish, such certificates and other information as may reasonably be required to confirm that any such transfer is exempt from the registration requirements of the Securities Act.]

Unless one of the boxes is checked, if the proposed transfer is to occur within three years of the date of the original issuance of the Notes, the Company may refuse to register the Note in the name of any person other than the registered Holder thereof;




Name of transferring holder:_____________________________________
                    (exactly as it appears on front of this Note)

By:_____________________           Printed Name:_________________
   (Signature)
                                          Title:_________________


Date:______________

                    IWC RESOURCES CORPORATION

                       CLOSING CERTIFICATE


American United Life
  Insurance Company
One American Square
P.O. Box 368
Indianapolis, Indiana 46206


Gentlemen:

          This certificate is delivered to you in compliance with the requirements of the Note Agreement, dated as of March 1, 1994 (the "Agreement"), entered into by the undersigned, IWC Resources Corporation, an Indiana corporation (the "Company"), with you, and as an inducement to and as part of the consideration for your purchase on this date aggregating $14,000,000 principal amount of the 6.31% Senior Notes due March 1, 2001 (the "Notes") of the Company pursuant to the Agreement. The terms which are capitalized herein shall have the same meanings as in the Agreement.

          The Company represents and warrants to you as follows:

          1. Subsidiaries. Annex 1 attached hereto states the name of each of the Company's Subsidiaries (including Restricted Subsidiaries), the jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and each other Subsidiary. The Company, and each Subsidiary, has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary, free and clear in each case of any lien. All such shares have been duly issued and are fully paid and non-assessable.

          2. Corporate Organization and Authority. The Company, and each Subsidiary,

          (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

          (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry-on its business as now conducted and as presently proposed to be conducted; and


                            EXHIBIT B
                       (to Note Agreement)

          (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary.

          3. Business and Property. You have heretofore been furnished with a copy of the Private Placement Memorandum dated February 9, 1994 (the "Memorandum") prepared by Banc One Capital Corporation which generally sets forth the business conducted and proposed to be conducted by the Company and its Subsidiaries and the principal properties of the Company and its Subsidiaries.

          4. Financial Statements. (a) The consolidated balance sheets of the Company and its Subsidiaries as of December 31 in each of the years 1987 to 1992, both inclusive, and the statements of income and retained earnings and changes in financial position or cash flows for the fiscal years ended on said dates, each accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification except as therein noted, by KPMG Peat Marwick, have been prepared in accordance with generally accepted accounting principles consistently applied except as therein noted, are correct and complete and present fairly the financial position of the Company and its Subsidiaries as of such dates and the results of their operations and cash flows for such periods. The unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 1993 and the unaudited statements of income and retained earnings and cash flows for the three-month and nine-month periods ended on said date prepared by the Company have been prepared in accordance with generally accepted accounting principles consistently applied, are correct and complete and present fairly the financial position of the Company and its Subsidiaries as of said date and the results of their operations and changes in their financial position or cash flows for such period subject to year-end audit and adjustments.

          (b) Since September 30, 1993, there has been no material adverse change in the condition, financial or otherwise, of the Company and its Subsidiaries as shown on the consolidated balance sheet as of such date, nor has there been a material adverse change in the condition, financial or otherwise, of Indianapolis Water Company as of such dates, except in each case changes in the ordinary course of business.

          5. Full Disclosure. The financial statements referred to in paragraph 4 do not, nor does the Memorandum or any other written statement furnished by the Company to you in connection with the negotiation of the sale of the Notes, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company or its
Subsidiaries which the Company has not disclosed to you in writing which materially affects adversely nor, so far as the Company can now foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries.

          6. Pending Litigation. There are no proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal which involve the possibility of materially and adversely affecting the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries.

          7. Title to Properties. The Company, and each Restricted Subsidiary, has good and marketable title in fee simple (or its equivalent under applicable law) to all the real property and has good title to all the other property it purports to own, including that reflected in the most recent balance sheet referred to in paragraph 4 except as sold or otherwise disposed of in the ordinary course of business.

          8. Patents and Trademarks. The Company, and each Subsidiary, owns or possesses all the patents, trademarks, trade names, service marks, copyrights, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

          9.   Sale  is Legal  and Authorized.   The sale  of the
Notes and compliance by the Company with all of the provisions of the Agreement and the Notes--

          (a)  are within the corporate powers of the Company;

          (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Certificate of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any liens or encumbrances on any property of the Company; and

          (c) have been duly authorized by proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Certificate of Incorporation or By-laws of the Company or otherwise), executed and delivered by the Company and the Agreement; and the Notes constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

          10. No Defaults. No Default or Event of Default as defined in the Agreement has occurred and is continuing. The Company is not in default in the payment of any Funded Debt or Current Debt and is not in default under any instrument or instruments or agreements under and subject to which any Funded Debt or Current Debt has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

          11.   Governmental  Consent.   No approval,  consent or
withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Company of the Agreement or the Notes or compliance by the Company with any of the provisions of the Agreement or the Notes.

          12. Taxes. All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. The Company does not know of any proposed additional tax assessment against it for which adequate provision has not been made in its accounts, and no material controversy in respect of additional Federal or state income taxes is pending or to the knowledge to the Company threatened. The provisions for taxes on the books of the Company and each Subsidiary are adequate for all open years, and for its current fiscal period.

          13. Use of Proceeds. The net proceeds from the sale of the Notes will be used to repay existing debt and other corporate purposes. None of the transactions contemplated in the Agreements (including, without limitation thereof, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Neither the Company nor any Subsidiary owns or intends to carry or purchase any "margin stock" within the meaning of said Regulation G. None of the proceeds from the sale of the Notes will be used to purchase, or refinance any borrowing, the proceeds of which were used to purchase any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

          14. Solvency. The Company is not entering into any of the transactions contemplated hereby, nor does the Company intend to make any transfer or incur any obligations hereunder, with actual intent to hinder, delay or defraud either present or future creditors. On the Closing Date, after giving effect to the consummation of the transactions contemplated hereby and the use of the proceeds of the issuance and sale of the Notes for the purposes described herein, (i) the Company expects the cash available to the Company and the Subsidiaries on a consolidated basis, after taking into account all other anticipated uses of the cash of the Company, will be sufficient to satisfy all final judgments for money damages which have been docketed against the Company and the Subsidiaries or which may be rendered against the Company and the Subsidiaries in any action in which the Company is a defendant (taking into account the reasonably anticipated maximum amount of any such judgment and the earliest time at which such judgment might be entered); (ii) the sum of the present fair saleable value of the assets of the Company and the Subsidiaries on a consolidated basis will exceed the probable liability of the Company and the Subsidiaries on their debts;
(iii) the Company and the Subsidiaries on a consolidated basis will not have incurred or intended to incur, or believed that they will have incurred, debts beyond their ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received by the Company from any source, and of amounts to be payable on or in respect of debts of the Company and the Subsidiaries); and (iv) the Company and the Subsidiaries on a consolidated basis will have sufficient capital with which to conduct their present and proposed businesses and the property of the Company and the Subsidiaries does not constitute unreasonably small capital with which to conduct their present or proposed businesses. For purposes of paragraph 15, "debt" means any liability on a claim, and "claim" means (1) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed (other than those being disputed in good faith), undisputed, legal, equitable, secured or unsecured, or
(2) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

          15. Private Offering. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from or has otherwise approached or negotiated or will approach or negotiate in respect of the Notes or any similar Security with any Person other than the Purchaser and not more than 16 other institutional investors, each of whom was offered a portion of the Notes at private sale for investment. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from any Person so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended.

          16. ERISA. The consummation of the transactions provided for in the Agreements and compliance by the Company with the provisions thereof and the Notes issued thereunder will not involve any prohibited transaction within the meaning of ERISA or
Section 4975 of the Internal Revenue Code of 1986, as amended. Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and (a) no Reportable Event has occurred and is continuing with respect to any Plan, (b) neither the Company nor any ERISA Affiliate has withdrawn from any Plan or Multiemployer Plan or instituted steps to do so, and (c) no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the occurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. No Plan maintained by the Company or any ERISA Affiliate, nor any trust created thereunder, has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA nor does the present value of all benefits vested under all Plans exceed, as of the last annual valuation date, the value of the assets of the Plans allocable to such vested benefits by an amount greater than $5,000,000 in the aggregate. Neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) except as has been disclosed to the Purchasers.

          17. Compliance with Law. (a) Except as provided in subsection (b) below, neither the Company nor any Restricted Subsidiary (i) is in violation of any law, ordinance, franchise, governmental rule or regulation, including without limitation any Environmental Legal Requirement to which it is subject; or (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain could, in the case of clause (i) or (ii), have a material adverse effect on the operations or financial condition of the Company and its Restricted Subsidiaries, taken as a whole, or impair the ability of the Company to perform its obligations contained in the Agreements or the Notes. Neither the Company nor any Restricted Subsidiary is in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

          (b) The NPDES Permit issued to Indianapolis Water Company has expired but Indianapolis Water Company is continuing to conduct its operations in accordance with the expired NPDES Permit and such circumstances are known to and permitted by the Indiana Department of Environmental Management (IDEM) having jurisdiction over the affected activities.

Dated:

                              IWC RESOURCES CORPORATION



                              By

                                Its

                   SUBSIDIARIES OF THE COMPANY



1.  RESTRICTED SUBSIDIARIES:
                                        Percentage of Voting Stock

  Name of                     Jurisdiction of      Owned by Company and
Subsidiary                     Incorporation        each other Subsidiary

Indianapolis Water Company        Indiana                   100%
Harbour Water Corporation         Indiana                   100%
Zionsville Water Company          Indiana                   100%
Utility Data Corporation          Indiana                   100%
IWC Services, Inc.                Indiana                   100%
Waterway Holdings, Inc.           Indiana                   100%

2.  SUBSIDIARIES (OTHER THAN RESTRICTED SUBSIDIARIES):  None

























                             ANNEX 1
                     (to Closing Certificate)

         DESCRIPTION OF SPECIAL COUNSEL'S CLOSING OPINION

          The closing opinion of Sidley & Austin, special counsel to the Purchaser, called for by Section 5.2 of the Note Agreement, shall be dated the Closing Date and addressed to the Purchaser, shall be satisfactory in form and substance to the Purchaser and shall be to the effect that:

          (1) The Company is a corporation, duly incorporated, legally existing and in good standing under the laws of the State of Indiana, has corporate power to execute and deliver the Note Agreement and the Notes; and

          (2) The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreement is an exempt transaction under the Securities Act of 1933, as amended, and does not under existing law require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture in respect thereof under the Trust Indenture Act of 1939.

          The opinion of Sidley & Austin shall also cover such other matters relating to the sale of the Notes as the Purchaser may reasonably request. In rendering the opinion set forth in paragraph (1) above, Sidley & Austin may rely solely on the Certificate of Incorporation of the Company certified by the Secretary of the State of Indiana and the good standing certificate for the Company in the State of Indiana. With respect to matters of fact upon which such opinion is based, Sidley & Austin may rely on appropriate certificates of public officials and officers of the Company.


                           Exhibit C-1
                       (to Note Agreement)

                  DESCRIPTION OF SPECIAL INDIANA
                    COUNSEL'S CLOSING OPINION


          The closing opinion of Baker & Daniels, special Indiana counsel to the Purchaser, called for by Section 5.2 of the Note Agreement, shall be dated the Closing Date and addressed to the Purchaser, shall be satisfactory in form and substance to the Purchaser and shall be to the effect that:

          (1) The Company is a corporation, duly incorporated, legally existing and in good standing under the laws of the State of Indiana, has corporate power to execute and deliver the Note Agreement and the Notes; and

          (2) The Note Agreement and the Notes have been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, except as enforceability thereof may be limited by
     (i) bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally, and (ii) equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          The opinion of Baker & Daniels shall cover such other matters relating to Indiana law as the Purchaser may reasonably request. With respect to matters of fact upon which such opinion is based, Baker & Daniels may rely on appropriate certificates of public officials and officers of the Company.

                           Exhibit C-2
                       (to Note Agreement)

            DESCRIPTION OF CLOSING OPINION OF COUNSEL
                          TO THE COMPANY


          The closing opinion of John Davis, Esq., Vice President and General Counsel of the Company, which is called for by
Section 5.2 of the Note Agreement, shall be dated the Closing Date and addressed to the Purchaser, shall be satisfactory in scope and form to the Purchaser and shall be to the effect that:

          (1) The Company is a corporation, duly incorporated, legally existing and in good standing under the laws of the State of Indiana, has corporate power and authority and is duly authorized to enter into and perform the Note Agreement and to issue the Notes and incur the Indebtedness to be evidenced thereby;

          (2) The Company has full power and authority and is duly authorized to conduct the activities in which it is now engaged and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary;

          (3) Each Subsidiary is a corporation duly organized, legally existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary, and all of the issued and outstanding shares of capital stock of each such Subsidiary have been duly issued, are fully paid and nonassessable and are owned by the Company or by one or more Restricted Subsidiaries, or by the Company and one or more Restricted Subsidiaries;

          (4) The Note Agreement and the Notes have been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, except as enforceability thereof may be limited by
     (i) bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally, and (ii) equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law);


                            Exhibit D
                       (to Note Agreement)

          (5) No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, Federal, state or local, is necessary in connection with the lawful execution, delivery and performance of the Note Agreements or the Notes;

          (6) The issuance and sale of the Notes and the execution, delivery and performance by the Company of the Note Agreement do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any lien or encumbrance upon any of the property of the Company pursuant to the provisions of the Certificate of Incorporation or By-laws of the Company or any agreement or other instrument known to such counsel to which the Company is a party or by which the Company may be bound;

          (7) The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreement is an exempt transaction under the Securities Act of 1933, as amended, and does not under existing law require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture in respect thereof under the Trust Indenture Act of 1939;

          (8) There is no action, suit or proceeding pending against or, to our knowledge, after due inquiry, threatened against or affecting the Company or any Subsidiary or any of the business, assets or rights of the Company or any Subsidiary by or before any court, governmental or regulatory authority or arbitrator, which if adversely determined (i) might question, either individually or collectively, the validity of the Agreement or the Notes, or any of the transactions contemplated thereby, (ii) might result, either individually or collectively, in any material and adverse change in the business, assets, operations or condition, financial or otherwise, of the Company or any Subsidiary, or (iii) might, individually or collectively, impair the ability of the Company or any Subsidiary to perform their respective obligations under the Agreement or the Notes.

          (9) The purchase and sale of the Notes, the application of the proceeds of the sale of the Notes and the consummation of the transactions contemplated by the Agreement do not result in any violation of Section 7 of the Securities Exchange Act of 1934, as amended, or Regulations G, T, U or X of the Board of Governors of the Federal Reserve System (12 CFR Parts 207, 220, 221 and 224, respectively).

          (10) The interest rate provided for in the Notes is not in excess of the maximum rate of interest which is permitted by the usury laws of the state of Indiana.

          The opinion of John Davis, Esq. shall cover such other matters relating to the sale of the Notes as the Purchaser may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company.